Exhibit 10.9

SHORT-TERM INCENTIVE BONUS PLAN

EFFECTIVE MARCH 1, 2016

INCENTIVE PLAN	COMPONENTS
Plan Objectives	• Reward performance. • Encourage teamwork. • Focus employees on success factors.
Participants

•     Employees with employment date on or before January 1 and employed on December 31 of the plan year.

•     Agents at Associate, Partner or Senior Partner level.

•     Employees on probation status are excluded.

Performance Period	• Results from January 1 – December 31.
Payout Frequency	• Annually – on or prior to April 15.
Performance Tracking	• Monthly report furnished to employees, agents, and board of directors.
Establishment of Goals	• Recommendation by senior staff to compensation committee.
Verification of Goals	• Reports provided to Board along with financial statement.

Payout Calculation	Nodak Mutual Group must increase surplus by the stated amount or no bonus paid.

	• Total of three goals:	Threshold	Target	Stretch
	1. Combined Ratio	1.5%	3%	6%
	2. Inforce Policy Growth	1.0%	2%	4%
	3. Return on Equity	.5%	1%	2%

•     Target, Threshold, and Stretch goals established annually and approved by compensation committee.

•     Agents

o     Eligibility and details are contained in the Agent Recognition Program.

•     Eligible Employees

o     Employees, hired on or before January 1, are eligible to receive stated amount for each goal achieved multiplied by their earned salary for the calendar year (does not include bonuses or any other compensation).

o     Employees hired after January 1 and prior to July 1 of the plan year are eligible to receive 50% of bonus achieved multiplied by the earned salary for the calendar year (does not include bonuses or any other compensation).

o     Employees hired after July 1 are not eligible until the following year.

Other	• Board retains discretion on payment of Plan.